Exhibit 16.1

October 18, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Full Throttle Indoor Kart Racing, Inc. EIN: 27-1494794

Commissioners:

We were previously the principal accountants for Full Throttle Indoor Kart Racing, Inc., and we reported on the financial statements of Full Throttle Indoor Kart Racing, Inc. as of May 31, 2010, and for the period from July 10, 2009 (inception) through May 31, 2010.  We have not provided any audit services to Full Throttle Indoor Kart Racing, Inc. since the audit of the May 31, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Full Throttle Indoor Kart Racing, Inc. through February 28, 2011. Effective August 22, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated October 18, 2011.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K/A.  We have no basis on which to agree or disagree with other statements made in the amended Form 8-K/A.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado